Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Equity Incentive Plan, the 2021 Employee Stock Purchase Plan, and the 2019 Equity Incentive Plan, as amended, of Ventyx Biosciences, Inc of our report dated August 20, 2021 (except for the last paragraph of Note 11, as to which the date is October 14, 2021), with respect to the consolidated financial statements of Zomagen Biosciences Ltd. included in the Registration Statement (Form S-1 No. 333-259891) of Ventyx Biosciences, Inc, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

October 21, 2021